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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



         We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Saleslogix Corporation 1996 Equity Incentive Plan of our report dated January 25, 2000 with respect to the consolidated financial statements of Saleslogix Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

         We also consent to the incorporation by reference therein of our report dated March 24, 2000 with respect to the financial statement schedule of Saleslogix Corporation for the years ended December 31, 1999, 1998 and 1997 included in the Annual Report (Form 10-K) for 1999 filed with the Securities and Exchange Commission.


                                ERNST & YOUNG LLP



Phoenix, Arizona
April 28, 2000